UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2015
MASSIVE INTERACTIVE, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53892	20-8295316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56th Floor, 10 Lower Thames Street London EC3R 6AF, United Kingdom
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 28, 2015, Massive Interactive, Inc. (the “Company”) revised the terms of its March 23, 2015 private placement initially reported on the Company’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission on March 25, 2015 (the “Original Private Placement”).  While the revised private placement (the “Revised Private Placement”) is still for an aggregate of up to USD $2,000,000, it includes sales of both revised secured convertible promissory notes (each a “Revised Note” and collectively, the “Revised Notes”) and warrants for that number of shares of Company common stock (the “Warrant Shares”) equal to five times the amount of the Revised Notes (each a “Warrant” and collectively, the “Warrants”) pursuant to note and warrant subscription agreements (the “Note and Warrant Subscription Agreements”).  The Note and Warrant Subscription Agreements contain certain customary representations and warranties.

On May 28, 2015, each of the investors in the Original Private Placement, namely the Company’s Chairman of the Board of Directors and Chief Executive Officer (Ron Downey) and Chief Creative Officer (Derek Ellis), entered into an Exchange Agreement whereby all outstanding principal and accrued but unpaid interested under their notes from the Original Private Placement were exchanged and converted into Revised Notes and corresponding Warrants (Revised Note for an equivalent of USD $526,085 and Warrant for 2,630,425 shares of Company common stock for Mr. Downey, and a Revised Note for an equivalent of USD $77,938.52 and Warrant for 389,693 shares of Company common stock for Mr. Ellis).  In addition, on May 28, 2015, the Company closed on the equivalent of a total of USD $371,504.75 in Revised Notes and 1,857,523 Warrants to other investors including, among others, the Company's Chief Financial Officer (Antaine Furlong) and Senior Vice President, People, Culture and Operations (Monique Ellis).

The Revised Notes are secured by a first priority lien on all the Company’s assets pursuant to a security agreement among the Company and the Revised Note holders (the “Security Agreement”). The Revised Notes bear interest at an annual rate of 12% and mature on the first to occur of (the “Maturity Date”) (i) certain change in control transactions (each a “Deemed Liquidation Event”), (ii) the closing of the next issuance and sale of capital stock of the Company resulting in gross proceeds to the Company of at least USD $2,000,000 (a “Qualified Financing”), and (iii) the date that is 60 days after the Revised Note holder gives written notice to the Company demanding payment in full.

In the event of a Deemed Liquidation Event, the Company will pay each Revised Note holder an additional purchase premium equal to 100% of the principal amount of such holder’s Revised Note.  In the event any of the Revised Notes remain outstanding and unpaid after the Maturity Date, the Company will pay the Revised Note holder monthly liquidated damages payments equal to 1% of the original principal amount of the Revised Note for each month that such Revised Note remains unsatisfied, up to a cap of 12%.  If not sooner repaid, as of the close of business on the day immediately preceding the closing of a Qualified Financing, each Revised Note holder will have the option to convert the principal and accrued but unpaid interest on their Revised Note into shares of the securities sold in the Qualified Financing at a 20% discount to the lowest price paid by any investor in the Qualified Financing.

The outstanding principal and accrued but unpaid interest on all Revised Notes may be prepaid by the Company without penalty at any time.  The Revised Notes will fall into default in certain customary events and, in addition, if Mr. Downey ceases to be the sole director and Chief Executive Officer of the Company.  Upon certain events of default, all then outstanding principal and accrued interest on the Revised Notes automatically will become immediately due and payable.

Warrants in the Revised Private Offering are exercisable for $0.08 per Warrant Share.  Each Warrant vests 50% on November 28, 2015 and 50% on May 28, 2016 if on each such date the Warrant holder has not made demand for payment on the holder’s Revised Note.  Each Warrant fully vests upon a sale of the Company and, if demand is made on the Revised Note, the unvested portion of each Warrant immediately terminates.

The Revised Notes and Warrants provide for piggyback registration rights whereby the Company must notify all holders of capital stock issued upon the conversion of the Revised Notes and/or conversion of the Warrants (the “Registrable Securities”) in writing at least 15 days prior to the filing of any registration statement on Form  S-1 (excluding the next public offering of securities of the Company) and will afford each holder of Registrable Securities an opportunity to include in such registration statement all or part of such holder’s Registrable Securities.

The Revised Notes and Warrants were offered and sold in the Revised Private Placement without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption provided by Section 4(a)(2) of the Securities Act as provided in Rule 506(b) of Regulation D promulgated thereunder.

 The foregoing description of the Revised Notes, Warrants, Note and Warrant Subscription Agreements, Exchange Agreement, and Security Agreement is qualified in its entirety by reference to the form of such agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

The information contained in this Current Report on Form 8-K is provided pursuant to Rule 135C of the Securities Act and does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MASSIVE INTERACTIVE, INC.

Date: June 3, 2015	/s/ Ron Downey
	Name:	Ron Downey
	Title:	Chairman of the Board of Directors and Chief Executive Officer